Exhibit 3.95

Translation into English

3.95 Global Crossing Mexicana S. de R.L. de C.V. - Bylaws

GLOBAL CROSSING MEXICANA, S. DE R.L. DE C.V.

CORPORATE BY-LAWS

FIRST.- NAME.- The company shall be named “GLOBAL CROSSING MEXICANA”, which will be followed by the words “Sociedad de Responsabilidad Limitada de Capital Variable”, or its abbreviation “S. de R.L. de C.V.”.

SECOND.- CORPORATE PURPOSES.- The corporate purposes of the company shall be:

1.- The establishment of subsidiaries and, in general, the purchase of assets for use in the telecommunications industry and to dispose of such assets through the entering into contracts or other arrangements with third parties, the acquisition and/or sale of all types of shares or equity participations in other companies or corporations which engage in the rendering of telecommunications services or in the telecommunications industry in Mexico, independently or in conjunction with other investors.

2.- The direct rendering of telecommunications services in Mexico which do not require a concession in order to be rendered according to the provisions of the Federal Telecommunications Law.

3.- The rendering of all types of technical assistance, management, planning, organization, sales, research, supervision, monitoring, advertisement or other services necessary to achieve the goals herein listed or any other that according to law the company may perform.

4.- The execution of agency, distribution, management, supply, maintenance, lease, purchase and sale and association agreements, for any business activities without any limitation, with own technology and knowledge or through franchises, and independently or in conjunction with other investors.

5.- The purchase, lease, trust or any other contractual agreement related to the ownership or possession of real estate, as it may be necessary to perform aforementioned purposes, subject to all applicable legal requirements.

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6.- The establishment or operation of offices, branch offices, sales offices, warehouses, facilities and workshops as well as those activities that may be required for the fulfillment of the purposes of the company.

7.- The issuance, subscription, endorsement or guarantee of all types of credit instruments and obligations, whether assumed by the company or by third parties, and the execution of all types of credit transactions.

8.- The use, exploitation and registration in its own name or in the name of third parties, of trademarks, tradenames, patents, certificates of invention and other intellectual property rights.

9.- The acquisition, disposition and/or sale of all kinds of shares or other interests in other companies, corporations, joint ventures, partnerships, limited liability entities or other business forms.

10.- The execution of all kind of agreements or legal acts, whether they be of a civil, administrative, labor or commercial nature, related with the above mentioned purposes.

THIRD. DOMICILE.- The domicile of the company shall be Mexico City, Federal District, but the company may establish agencies and branches within and outside the Republic of Mexico, as well as designate conventional domiciles for contractual purposes.

FOURTH.- DURATION.- The duration of the company shall be ninety nine (99) years commencing on the date of the incorporation deed. The company shall dissolve upon the happening of any of the dissolution causes referred to under Clause Twenty-Third of these by-laws.

FIFTH.- NATIONALITY.- The company will be Mexican. Any foreigner who at the time of incorporation or at any other time acquires an interest or equity participation in the company by that simple fact binds itself with the Ministry of Foreign Affairs to be considered as a Mexican with respect to such interest or equity participation, as well as with respect to all the assets, rights, concessions, equities or interests that the company may own or the rights and obligations arising from the agreements in which the company is a party with Mexican authorities, and not to invoke the protection of its government under the penalty of forfeiting to the benefit of the Mexican State the interest or equity that it may have acquired in the company.

SIXTH.- CAPITAL.- The capital stock of the company shall be variable. The minimum fixed portion of the capital stock will amount $3,000.00 (Three Thousand Pesos, Mex. Cy.), and the maximum portion of such capital stock shall be unlimited. The minimum portion of the capital stock will not have a right of withdrawal

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SEVENTH.- EQUITY PARTICIPATIONS.- Each Partner will have only one equity participation, unless such participation needs to be divided into two or more equity participations because of different corporate rights. All equity participations in which the capital is divided will confer upon its holder pro-rata the same rights and obligations, granting its holder one vote for every Ten Pesos of the value of its equity participation.

The equity participations may be represented in documents that will only have evidentiary value and must be signed by at least two members of the Board of Managers.

The company shall maintain a Partners’ Registry Book in which the name and domicile of each and every Partner will be recorded, along with the identification of their participation.

EIGHTH.- ADDITIONAL CONTRIBUTIONS.- When a Partner makes a new contribution to the capital stock of the company or acquires, in accordance with the terms of these by-laws, part or all of the interest of another Partner, the value of his corresponding equity participation will be increased accordingly.

NINTH.- TRANSFER OF EQUITY PARTICIPATIONS.- The equity participations are transferable with the consent of partners that hold equity participations representing the majority of the capital stock of the company. Any transfer of equity participations contravening this provision, shall be null and with no legal effects.

TENTH.- CAPITAL INCREASES AND DECREASES.- Any increase or decrease, either to the minimum fixed portion of the capital stock or to the variable portion will be adopted at an Extraordinary Partners’ Meeting. Any increase or decrease to the variable portion will not require amendments to the by-laws or registration with the Public Registry of Commerce. All the increases or decreases to the capital stock of the company must be registered in the Capital Variations Book that the company will maintain for such purpose.

The minimum fixed portion of the capital stock of the company and the variable portion can be increased by new contributions of the Partners or by the admission of new Partners. The Partners will have a preferential right to proportionately subscribe to any approved increase, and that right must be exercised within the period of fifteen days following the date of the corresponding Partners’ Meeting at which those Partners were present or represented; and for those absent, from the date of written notice sent to their registered address as shown in the Partners’ Registry Book of the respective resolution adopted at the Partners’ Meeting.

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ELEVENTH.- PARTNERS’ MEETINGS.- The Partners’ Meeting called and held pursuant to the formalities specified in these by-laws and established by law, is the supreme body of the company and represents all the Partners. The Partners’ Meetings will take place in the legal domicile of the company, with prior call issued in accordance with these by-laws. Its decisions and resolutions validly adopted shall be binding upon all Partners including those absent and those dissident, subject to the rights granted by law.

A Partners’ Meeting shall be held at least once a year within the four months following the closing of each fiscal year, and at said meeting the following matters, among others, shall be considered:

I.- Discuss, approve or modify the Financial Statements of the fiscal year then ended;

II.- Approve the distribution of profits;

III.- Appoint and remove the members of the Board of Managers;

IV.- Designate, in its case, the Surveillance Board.

TWELFTH.- EXTRAORDINARY PARTNERS’ MEETINGS. Extraordinary Meetings, aside from the issues referred to under article 78 of the General Law of Commercial Companies, will consider one or several of the matters listed below:

1.- Set and determine the nature and amount of the supplementary and additional capital contributions in accordance with the provisions of any separate written resolution that may be adopted by the Partners;

2.- Resolve about the classification and redemption of equity participations;

3.- Amendments to this charter and by-laws;

4.- Increases or decreases to the capital stock.

THIRTEENTH.- ATTENDANCE QUORUM. The Meetings will be presided over by the Chairman of the Board of Managers or, in his absence, by the person appointed by the Partners at the beginning of the meeting, and the Secretary shall be the person designated at the Meeting. In order for an Ordinary Partners’ Meeting to be validly held, a quorum shall require the presence of Partners representing at least fifty percent

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(50%) of the capital stock. In case such quorum is not present at the first call, the call shall be repeated in the same manner and the Meeting shall be considered validly held with the Partners present at the meeting.

In order of an Extraordinary Partners’ Meeting to be validly held, a quorum shall require the presence of Partners representing at least seventy five (75) of the capital stock. In case such quorum is not present at the first call, the call shall be repeated in the same manner and shall be considered validly held with the presence of Partners representing at least fifty per cent (50%) of the capital stock of the company.

Notwithstanding the foregoing, resolutions may be adopted outside at a Partners’ Meeting whether by telephone, mail, or electronic means and such resolutions shall be valid only if they are confirmed in writing by all Partners to the Board of Managers.

FOURTEENTH.- VOTING REQUIREMENT. Resolutions may be adopted at a Partners’ Meeting by virtue of first call, with the vote of the Partners representing at least fifty (50%) percent of the capital. Resolutions adopted on second or subsequent calls shall be adopted through the vote of the majority of those present. Notwithstanding the foregoing, resolutions regarding the change to the corporate purpose of the Company and the modification to the rules determining an increase in the Partners obligations, shall always be adopted unanimously.

FIFTEENTH.- CALLS. The Partners Meeting may be called by the President, or the Statutory Auditor, or by the Partners that represent more than one third of the capital stock. The calls for the Partners’ Meetings will contain the agenda, specifying clearly the matters to be discussed, and shall be sent to each Partner, either through letters delivered to them personally, or by certified mail with acknowledge receipt requested, to the address that each one registers in the Partners’ Registry Book, at least eight days prior to the date of the meeting.

The Partners may waive the notice requirement and the notice will not be necessary if at the moment of voting on a particular matter all of the Partners are present or represented.

SIXTEENTH.- MANAGEMENT.-The company will be directed by a Board of Managers composed by a minimum of three (3) members appointed by the Partners’ Meeting. The Managers may or may not be Partners of the company. Likewise, the Partners may appoint alternate members to the Board of Managers.

To the fullest extent permitted by Mexican law, the company shall indemnify any current or former manager or officer of the company and may, at the discretion of the partners, indemnify any current or former employee or agent of the company against

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all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed actions, suit or proceeding brought by or in the right of the company or otherwise, to which he was or is a party by reason of his current or former position with the company or by reason of the fact that he is or was serving, at the request of the company, as a director, officer, partner, trustee, employee or agent of another company, partnership, joint venture, trust or other enterprise.

Expenses incurred by a person who is or was a director or officer of the company in appearing at, participating in or defending any such action, suit or proceeding shall be paid by the company at reasonable intervals in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the company as authorized in this Article. If a claim under this Article is not paid in full by the company within ninety days after a written claim has been received by the company, the claimant may at any time thereafter bring suit against the company to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the company) that the claimant has not met the standards of conduct which make it permissible under Mexican law or other applicable law for the company to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the company. Neither the failure of the company (including its partners or independent legal counsel) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he has met the applicable standard of conduct set forth in Mexican law or other applicable law, nor an actual determination by the company (including its partners or independent legal counsel) that the claimant has not met the applicable standard of conduct, shall be a defense to the action to create a presumption that the claimant has not met the applicable standard of conduct.

The Board of Managers shall have broad authority to administer and direct the business of the company; said authority shall consist of a general power of attorney for lawsuits and collections, acts of administration and acts of domain, granted without limitation, pursuant to the terms of the first three paragraphs of article 2554 of the Civil Code for the Federal District and comparable provisions found in the various Civil Codes of the States of the Mexican Republic, including any general or special authority that require special clauses or powers, unless the Partners’ Meeting limits their authority.

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Without limiting the generality of the foregoing, the Board of Managers shall have the following powers:

1.- To represent the company before all kinds of authorities and individuals whether they be judicial or administrative, federal, local, civil, criminal, or labor with the most broad powers.

2.- To designate legal representatives for lawsuits and collections, acts of administration and acts of domain pursuant to article 2554 of the Civil Code for the Federal District, as well as to substitute powers with or without the right to exercise said power, and to revoke the powers they grant or substitute.

3.- To issue and subscribe for all kinds of credit instruments, pursuant to the terms of Article nine of the General Law of Negotiable Instruments and Credit Operations, as well as to engage in all types of credit and exchange transactions as they relate to the purpose of the company.

4.- Execute all kinds of agreements relating to such actions.

5.- To recommend to the Partners the appointment or dismissal of the managers and other officers of the company, recommending their powers, duties and remuneration, as well as, the amount of his/her or their salaries.

SEVENTEENTH.- MANAGERS’ MEETINGS.- The managers will be appointed for a one year term but they can be reelected and will perform their duties until the Partners’ Meeting appoints the person or persons that will substitute them. A manager may be removed with or without cause through resolution of the Partners’ Meeting, at any time.

The managers will meet periodically as they may be called by the President or any two managers by virtue of written notice to their respective domiciles, accompanied by the corresponding agenda. Notices must be given at least five business days in advance of the meeting. The meetings shall be legally convened when at least two of its proprietary or their respective alternates are present thereat.

EIGHTEENTH.- VALID RESOLUTIONS.- Resolutions of the Board of Managers’ Meetings shall be valid if adopted, in first or subsequent call, by the favorable vote of the majority of the managers or their respective alternates.

Resolutions adopted by the managers outside a meeting, whether by telephone, mail or electronic means shall be valid if they are further confirmed in writing to the President by all the proprietary members.

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NINETEENTH.- SURVEILLANCE. Surveillance of the company shall be entrusted to one or more persons (Statutory Auditors), who may or may not be Partners of the company, as decided by the Partners Meeting.

The Statutory Auditors shall remain in office for a period of one year and may be reelected, but in every case they shall perform their duty until the Partners Meeting appoints their substitutes.

TWENTIETH.- STATUTORY AUDITORS’ AUTHORITY. The Statutory Auditors shall have the following authority:

1.- To participate in the preparation and review of the annual financial statements.

2.- To include in the agenda of the Partners’ Meetings the points considered convenient.

3.- To call Ordinary and Extraordinary Partners’ Meetings in case the Board of Managers do not call the meeting and at any other time deemed convenient.

4.- To assist with voice, but without vote, to the Extraordinary and Ordinary Partners’ Meetings.

5.- In general to monitor without limitations at any time the functioning of the corporation.

TWENTY-FIRST.- FINANCIAL STATEMENTS. The fiscal year of the company shall commence with the first of January and end on the thirty-first of December of each year. At the end of each fiscal year financial statements of the operations of the company shall be prepared and submitted to the Partners’ Meeting for approval pursuant to Article Eleventh hereof.

TWENTY-SECOND.- DISTRIBUTION OF DIVIDENDS. The net profits earned annually by the company after paying the income tax and the profits participation of workers with respect to the same shall be applied in the following manner:

A.- Five (5%) percent shall be destined for the creation or increase of the legal reserve until it reaches, at least the equivalent of twenty (20%) percent of capital; and

B.- The balance shall be distributed as determined at the Partners’ Meeting. The Partners’ Meeting may resolve the distribution of profits at any time, provided the financial statements reflecting such profit has been previously approved at a Partners’ Meeting, according to the provisions of the General Law of Commercial Companies.

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TWENTY-THIRD.- DISSOLUTION AND LIQUIDATION. The company shall be dissolved by any of the following causes:

1. By the impossibility to continue accomplishing the purposes of the company or when the purposes have already been fulfilled.

2. By determination made at the Partner’s Meeting.

3. Because the number of partners exceeds fifty, or because one person is entitled to all the capital of the company.

4. Because the losses exceed two-third ( 2/3) of the company’s capital stock.

5. Upon the death, insanity, bankruptcy, retirement, resignation, or expulsion of any Partner.

TWENTY-FOURTH.- LIQUIDATION. Once the company has been dissolved, it shall be liquidated and the Partners’ Meeting will designate one or more liquidators and will determine the term in which the liquidation shall take place and the compensation that shall be paid to said liquidators.

TWENTY-FIFTH.- OBLIGATIONS OF THE LIQUIDATORS. The liquidators shall perform the liquidation in accordance with the basis established by the Partners’ Meeting, and if the Partners’ Meeting does not set the basis, the liquidators shall proceed in the following manner:

A.- They shall conclude all the company operations pending in the manner they deem convenient;

B.- They shall recover all amounts owed to the company;

C.- They shall sell all the assets of the company;

D.- They shall pay all debts of the company;

E.- They shall determine a general balance of the company and once this balance has been approved by the Partners, they shall distribute the remaining amount between the Partners.

TWENTY-SIXTH.- POWERS OF THE LIQUIDATORS. During the liquidation, a Partners’ Meeting may be called by the liquidator or liquidators and the Partners shall continue to attend the meetings, granting to the liquidator or liquidators the same powers that correspond to the Managers in the terms of these by-laws.

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TWENTY-SEVENTH.- LIMITED RESPONSIBILITY.- The Partners will never be liable for the obligations of the company and shall only respond for payment of the equity participations subscribed by them.

TWENTY-EIGHTH.- LIMITED RESPONSIBILITY OF MANAGERS AND OFFICERS.-

A.- In this section, “Officer” or “Officers” shall mean the members of the Board of Managers and the Secretary, who is not a member of such board, the legal representatives of the company and other individuals with express authority to bind the company.

B.- Officers of the company shall not be liable to the company for: (a) acts or bona fide omissions with respect to the company in the course of business provided that they do not substantially violate the provisions established in these by-laws or the applicable law and that they do not constitute unjustifiable fault; and, in such case, they shall be liable as to the extent of such fault, bad faith or duress; (b) acts or omissions based on the opinion or advise of legal or accounting consultants, appointed by the company, or (c) acts or omissions of any agent, contractor or consultant, duly appointed by any Officer.

C.- Indemnification Clause. To the fullest extent permitted by Mexican law (if amended to include broader indemnification rights, to the extent permitted by such amendment), the company shall indemnify and hold harmless any current or former Officers, within the course of their business as established in subsection B, against any lawsuits, claims or procedure, whether civil, criminal, administrative or any investigation (hereinafter “procedure”) and the resulting expenses, debts and losses (including reasonable attorney’s fees). Except as otherwise provided in subsection B, the company shall indemnify heirs, executors and administrators against any procedures instituted provided that such procedures are authorized by the Board of Managers. The indemnification right granted herein shall be considered as a contractual right and, subject to subsections D and G, it shall include the obligation of the company to pay in advance any expenses resulting from such procedures, regardless of their result.

D.- Indemnification Procedure. The indemnification clause as set forth in section C shall be applied immediately and, in any case, within 90 days after a final resolution is passed to that effect. The application of this clause by the company may be challenged on the ground of unreasonable behavior under the law.

E.- Non-exclusive Rights. Indemnification rights and the advance payment of expenses resulting from any procedure, prior to a final resolution under the provisions

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herein, shall not preclude or restrict any rights an individual may have or acquire in the future by reason of the law, the charter or the by-laws, an agreement or a resolution by shareholders, disinterested managers or officers or others.

F.- Insurance. The company may, but shall not be obliged to, take out and maintain insurance on its own behalf or for the benefit of the Officers against any liability imposed or incurred, notwithstanding the authority of the company to indemnify such officer against liability under this section.

G.- Expenses. The company may indemnify any individual mentioned in subsection C against expenses resulting from a procedure before the final resolution under such terms and conditions (if applicable) at the discretion of the disinterested members of the Board of Managers. To that effect, the company shall have the authority to (i) appoint well-known and competent attorneys and other relevant consultants, (ii) diligently further a favorable resolution of the procedure, and (iii) act on any officers’ request to keep them informed thereof. The Officer shall cooperate with the company in furtherance of the resolution.

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